EXHIBIT 21.1

List of Significant Subsidiaries

Cimarex Energy Co. of Colorado, a Texas corporation

Conmag Energy Corporation, a Texas corporation

Cimarex Gas Gathering, Inc., a Texas corporation

Hunter Resources, Inc., a Pennsylvania corporation

Inesco Corporation, a Texas corporation

Key Production Company, Inc., a Delaware corporation

Magnum Hunter Production, Inc., a Texas corporation

Oklahoma Gas Processing, Inc., a Delaware corporation

Prize Energy Resources, Inc., a Delaware corporation

Bruin Exploration, LLC, a Kentucky limited liability company